Exhibit 107

Calculation of Filing Fee Tables

           F-1

(Form Type)

BloomZ Inc.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered(1)		Proposed Maximum Offering Price Per Unit(3)	Proposed Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
Equity	Ordinary Shares, par value $0.00000002 per share	Rule 457(c)	41,000,000	(2)	$0.85	$34,850,000	0.0001531	$5,335.54
Total Offering Amounts						$34,850,000		$5,335.54
Total Fees Previously Paid								$0
Total Fee Offset								$0
Net Fee Due								$5,335.54

(1)	In accordance with Rule 416, the Registrant is also registering an indeterminate number of additional Ordinary Shares that shall be issuable after the date hereof as a result of share splits, share dividends, or similar transactions.

(2)

Represents the sum of (i) an aggregate of up to 40,500,000 Ordinary Shares issuable by the Company to White Lion and (ii) an aggregate of 500,000 Ordinary Shares issued by the Company to Network 1 Shareholders, as a portion of the finder’s fee in connection with the White Lion Purchase Agreement.

(3)	Estimated solely for the purpose of calculating the registration fee, based on the average of the high and low prices of Ordinary Shares on The Nasdaq Stock Market LLC on October 23, 2024 ($0.85 per share), in accordance with Rule 457(c) of the Securities Act.